Exhibit 99

CONFIDENTIAL
4/07/09
REQUEST TO FANNIE MAE
FOR MGIC INDEMNITY CORPORATION
TO BECOME A
QUALIFIED MORTGAGE GUARANTY INSURER

This request to become a qualified mortgage guaranty insurer for Fannie Mae is submitted in connection with a proposed transaction by Mortgage Guaranty Insurance Corporation ("MGIC") to capitalize its subsidiary, MGIC Indemnity Corporation ("MIC"), which would take on the business of insuring first lien mortgage loans as MGIC's insurance in force is placed into run-off.

The proposed transaction is under consideration because as a result of the significant losses that MGIC has sustained since 2007, at sometime in 2009 MGIC may not meet the insurance regulatory requirements under certain insurance laws, including the state of its domicile, Wisconsin, that require a minimum policyholders surplus or capital relative to risk in force in order to insure new mortgage loans. An inability to write new business does not mean that MGIC does not have sufficient resources to pay claims and MGIC believes that it has more than adequate resources to pay claims on its insurance in force, even in scenarios in which losses materially exceed those that would result in not meeting these regulatory requirements. However, capitalizing MIC and qualifying it as a new insurer will allow MGIC to use its resources and expertise to continue to write new business in an insurer that it owns and controls.

An essential requirement for MIC to commence business will be for MIC to become a qualified mortgage guaranty insurer for purposes of Fannie Mae's purchase of mortgage loans insured by MIC. MIC recognizes that Fannie Mae may have a more formal application process for approval of a mortgage guaranty insurer and MGIC and MIC will provide such additional information to Fannie Mae as is required under its eligibility requirements for approval.

MGIC and MIC believe that the proposed transaction will benefit the mortgage finance industry in general and Fannie Mae in particular because it will keep a well capitalized and experienced mortgage insurance enterprise available to provide private mortgage insurance in a market that will need mortgage insurance to support first time homebuyers and protect lenders and investors as the economy and housing markets improve.

At the same time, as a highly regulated insurance company, MGIC will remain under the regulatory supervision and oversight of state insurance departments, and in particular the Office of the Commissioner of Insurance of the State of Wisconsin ("OCI"), so that the interests of MGIC's policyholders will be represented and protected. OCI, as the domiciliary regulator of both MGIC and MIC, has as its primary goal the protection of the policyholders of MGIC and MIC. As such, it has the authority to establish specific restrictions and requirements on both companies with respect to payment of dividends, transactions with affiliates (including, for example, cost sharing and tax sharing agreements and loans, guarantees and capital contributions between affiliates), use of reinsurance and credit for reinsurance for statutory capital compliance, and significant changes to the business plans of MGIC and MIC, including product offerings and underwriting changes.

Because MIC is a subsidiary of MGIC, MGIC (and its policyholders) will benefit from the value created by MIC's new business and expected favorable operating results. The business written by MIC will preserve the value of MGIC's franchise and create additional future value for MGIC through ownership of MIC. As has been the case for other insurers facing significant cyclical loses, new profitable business of MIC will provide additional support to MGIC during the current adverse business cycle.

MIC respectfully submits this request for approval to Fannie Mae for its consideration.

A.	Background.

1.
Structure. MGIC is an insurance corporation organized under Wisconsin law and a direct, wholly owned subsidiary of MGIC Investment Corporation ("Investment"). MIC is an insurance corporation organized under Wisconsin law and a direct, wholly owned subsidiary of MGIC.

2.
Operations of MGIC and of MIC. Since March 1, 1985 MGIC has been engaged in the issuance of mortgage guaranty insurance coverage, insuring lenders against loss on default on loans secured by first liens on residential properties, which is its only line of business. It is an approved mortgage insurer for Fannie Mae and for Freddie Mac (the "GSEs"). It is licensed to write mortgage guaranty insurance in all states, the District of Columbia, Puerto Rico and Guam.

MIC was engaged in the business of issuing mortgage guaranty insurance coverage on first liens from 1957 until February 28, 1985, when it reinsured 100% of its insurance in force and ceased writing new insurance coverage upon MGIC commencing business. MIC was an approved mortgage insurer for purchase of mortgage loans by the GSEs.

All claims on MIC's insurance in force have been paid since 1985 and MIC's outstanding insurance in force has declined as the mortgage loans insured have been paid off and insurance coverage has been cancelled. From time to time since 1985, MGIC has assumed the obligations of each of MIC's other reinsurers, and as a result MGIC is now MIC's sole reinsurer. As of December 31, 2008, MIC had approximately $24.3 million of assets and $23.8 million of policyholders surplus. MIC remains licensed in all states (except for Minnesota, New York and Tennessee) and the District of Columbia, but because it has not written new coverage since 1985, its licenses have been limited to the run-off of its existing business and would need to be reactivated to reflect a change in its run-off status and a new business plan.

MGIC and MIC (together with other subsidiaries of Investment) are parties to a cost sharing agreement approved by OCI under which MGIC provides administrative services to MIC and to a tax sharing agreement approved by OCI under which the consolidated federal tax obligations of Investment are allocated and reimbursed between Investment and certain of its subsidiaries, including MGIC and MIC.

B.	Description of the Proposed Transaction.

1.
Reasons for the proposed transaction. Under the laws of Wisconsin where MGIC and MIC are domiciled and the laws of certain other states where MGIC and MIC are licensed, in order to continue to write mortgage guaranty insurance, a mortgage guaranty insurer must maintain the minimum policyholders position ("MPP") as applicable in the state. In addition, under the laws of certain other states where MGIC is licensed, in order to continue to write mortgage guaranty insurance, the ratio of a mortgage insurer's outstanding liability on its risk in force to its policyholders surplus (the "RTC") cannot exceed 25 to 1. In recent years, as a result of the severe deterioration in the housing markets and a significant decline in the American economy, there has been a significant increase in mortgage defaults and foreclosures. As a result, MGIC has incurred substantial losses on its insurance in force since 2007.

The excess of MGIC's policyholders position over its MPP has been reduced to $1.5 billion as of December 31, 2008 and MGIC's RTC has increased to 12.9:1 at December 31, 2008. Because of substantial uncertainty regarding the level of future losses, MGIC's policyholders position could decline further, and before the end of 2009 MGIC may not comply with the MPP and RTC requirements necessary for it to continue to write new business. It should be noted that an inability to write new business does not mean that MGIC does not have sufficient resources to pay claims and MGIC believes that it has more than adequate resources to pay claims on its insurance in force, even in scenarios in which losses materially exceed those that would result in not meeting MPP and RTC requirements.

In light of these conditions, MGIC has considered various options to obtain capital to write new business, through the sale of equity securities by Investment, from reinsurance, and/or through the use of MGIC's claims paying resources that should not be needed to cover obligations on existing insurance in force. Because of current market conditions, Investment has not pursued raising additional capital for MGIC from private sources. However, Investment has initiated discussions with the U.S. Treasury and the Federal Housing Finance Agency ("FHFA") to seek a capital investment or reinsurance (or both) for MGIC under the Troubled Assets Relief Program and other available federal programs. The transaction described in this request is being proposed independently of any capital investment or reinsurance program that may be developed with the U.S. Treasury and FHFA and is not conditioned on whether or not such a program is put into place for MGIC.

2.
General description of the proposed transaction. Because of the possibility that MGIC may not meet applicable state regulatory MPP and RTC requirements for writing new business, it is proposed that MIC replace MGIC as a direct writer of mortgage guaranty insurance on first lien mortgage loans. In order for MIC to do so, it would need to meet the requirements for policyholders position and surplus under Wisconsin law and the laws of other states where MIC would conduct business; become an approved or eligible mortgage guaranty insurer for purposes of insuring mortgage loans purchased by the GSEs (which represent most of the mortgage loans expected to be insured by MIC); and amend or obtain licenses as necessary to write business in states where MGIC presently conducts business and MIC will write business.

Once MIC begins to write business, MGIC would cease writing new business. The officers and directors of MGIC would become officers and directors of MIC and manage MIC's business. MIC would enter into the management and cost sharing agreement ("Shared Resources Agreement") with MGIC under which MIC would use the employees, offices and other business infrastructure of MGIC to conduct and support its new business. MIC would initially offer substantially the same mortgage guaranty insurance products to MGIC's customers on substantially similar underwriting and policy terms and premium rates as offered by MGIC when it ceased writing new business. MIC and MGIC intend to complete this transition with a minimum of effort or complications on the part of MGIC's lender customers.

The business plan of MIC has been developed on the assumption that MIC would commence writing business as early as July 1, 2009. In anticipation of that timetable and the need for regulatory filings and approvals prior to MIC's writing new business, MGIC would appreciate Fannie Mae's response to this request by April 22, 2009.

3.	Details of the proposed transaction. The proposed transaction would consist of the following, subject to OCI's nondisapproval:

a.
Contribution of Capital by MGIC. MGIC would contribute one billion dollars ($1,000,000,000) to the capital of MIC, consisting of common stock and paid in capital. Such contribution would be made to the additional gross and paid in additional surplus contributed to MIC in the form of cash and marketable securities then held in MGIC's investment portfolio as selected by MGIC. The contribution of capital to MIC would be subject to a contribution agreement under terms required by OCI which will provide that if certain conditions are not met, the capital contributed to MIC will be paid back as a dividend to MGIC.

b.
GSE Approvals. MIC would need to be approved as a mortgage insurer by the GSEs because mortgage loans purchased by them will represent the majority of mortgage loans to be insured by MIC. In order for MIC to begin to obtain state regulatory approvals, it will need approvals from the GSEs as a qualifying mortgage insurer.

c.
State Regulatory Approvals. State insurance departments have broad authority to regulate and restrict the businesses of MGIC and MIC and, in fact, the MPP and RTC requirements in states demonstrate that those regulators can not only license an insurer, but also prohibit it from conducting new business. In addition, state insurance regulators, and particularly the regulator in the state of domicile, can impose significant restrictions on how an insurer conducts its business (for example, the volume of business it writes, the products it offers, and the underwriting and pricing policies it employs), and whether the insurer engages in transactions with its affiliates and the terms of those transactions. Those restrictions and requirements can apply over a period of time or indefinitely in the regulator's discretion.

In the case of MIC, it will not only need to obtain an approval of its business plan from OCI, but also obtain approvals and in some cases licenses in all of the states where it intends to conduct business, which is expected to be all of the states where MGIC conducts business, as well as Puerto Rico and Guam. OCI and other state regulators can impose substantial conditions on those approvals.

4.	Effective date. The contribution of capital from MGIC to MIC will be made when MGIC and MIC receive the required approvals from OCI and the GSEs.

C.	Other Terms of the Transaction.

1.
Form of Contribution of Capital. Because securities in MGIC's portfolio change from time to time, the specific securities to be contributed by MGIC to MIC will not be determined until shortly before the contribution is made. The securities contributed will be rated at least "A" by Standard & Poor's or its equivalent and are expected to have a variety of maturities, consistent with MIC's business plan, which assumes that MIC will not have a substantial need for immediate liquidity other than for payment of operating expenses because expected claims on MIC's business will not become payable for some time. The amount of the capital contribution will be the fair market value of the securities on the day immediately preceding their transfer to MIC.

2.
Reinsurance. The current reinsurance arrangements in effect for MGIC that are required by state insurance departments where MGIC is licensed and where MIC will be licensed will continue in effect for MIC. To the extent MIC writes mortgage guaranty insurance coverage in excess of certain states' limits (generally 25%), MIC will cede such excess coverage to a subsidiary or to a subsidiary of MGIC as may be required by such states. MIC's present intention is to only reinsure its coverage to the extent MGIC has reinsured its coverage based on MGIC's understanding of applicable state laws.

In six states - California, Illinois, Kansas, Maryland, New York, and Texas - it has been MGIC's understanding that a mortgage guaranty insurer must reinsure coverage in excess of 25% (30% in California) with reinsurers that are not subsidiaries of the insurer. MGIC has reinsured business written in such states with subsidiaries of Investment. In addition, MGIC has reinsured coverage issued in all other states in excess of 25% with a subsidiary of MGIC.

MIC will also cede reinsurance on new business written under the same captive reinsurance programs that MGIC has in place for MGIC's new business. Those programs consist of quota share reinsurance agreements between MGIC and captive reinsurance companies affiliated with lenders and a sponsored captive reinsurance agreement between MGIC and its subsidiary, MGIC Reinsurance Corporation of Vermont ("MGIC Vermont"). MGIC Vermont, in turn, entered into participation agreements with lenders to transfer the risk which MGIC Vermont assumed from MGIC. MIC would enter into comparable agreements with those captive reinsurance companies and with MGIC Vermont. It is anticipated that MGIC Vermont would become a subsidiary of MIC and that MIC would reinsure with it new business written on the same terms as MGIC had reinsured its business.

3.
Shared Resources Agreement. MGIC and MIC are parties to a servicing agreement (the "Servicing Agreement") which also applies to Investment and all of its subsidiaries. Under the Servicing Agreement, MGIC provides services in the form of employees, systems, offices and other infrastructure for which Investment and its other subsidiaries reimburse MGIC. The allocation is made in accordance with applicable statutory accounting principles.

Because of the substantial future operations that will be conducted by MIC and the substantial amount of expense sharing between MGIC and MIC, as described above, MGIC and MIC will enter into Shared Resources Agreement for transactions between them. The Shared Resources Agreement will be in effect for as long as MGIC and MIC are members of the same holding company system, but it will be amended if at some time in the future MIC acquires the employees, systems, offices, and other business infrastructure of MGIC. In that situation, their respective roles would be reversed and MIC would incur the expenses of that infrastructure and be reimbursed by MGIC for MGIC's use of it.

Under the Shared Resources Agreement, MIC will use the employees, information services, finance, claims, underwriting and risk management systems, offices, and other business infrastructure of MGIC to conduct and support MIC's operations. As a practical matter, MIC would write new business and conduct its operations in substantially the same manner and using the same processes as MGIC currently conducts its business.

MGIC would still use its business infrastructure in the management and administration of its own insurance in force, but would share that infrastructure and its cost with MIC. Because MIC will have access to MGIC's entire infrastructure and will be using all aspects of it, MIC will pay MGIC a management fee of 20% applied to MIC's premiums written. The fee of 20% is based on MGIC's combined insurance operations expense ratio, which was approximately 14.2% for 2008. The management fee has been set at 20% to reflect the fact that MIC as the writer of new mortgage guaranty insurance business will use a proportionally higher percentage of expenses than does MGIC in the run-off of its existing business.

The management fee would be subject to future change as necessary to reflect significant changes in the proportion of expense that should be borne by MIC and MGIC, subject to OCI's prior nondisapproval, which is generally applicable to cost sharing and management agreements between affiliates and any amendments to them.

The Servicing Agreement will remain in effect and will be unchanged for all subsidiaries of Investment other than MIC, but because MIC will be a party to the Shared Resources Agreement, it will not be a party to the Servicing Agreement.

D.
Business Plan of MIC. The business plan of MIC is intended to facilitate the smooth and uninterrupted transition by which MGIC will cease writing new business and MIC will begin to write new business for MGIC's customers. MIC will use underwriting, risk management, claims and other operational processes and standards substantially similar to those of MGIC and rely on the finance, legal and regulatory, human resources, information services and other departments of MGIC in conducting its business. MIC would initially offer substantially the same mortgage guaranty insurance products to MGIC's customers on substantially similar underwriting and policy terms and premium rates as MGIC offered when it ceased writing new business.

E.	Organizational Structure of MIC.

The organizational structure of Investment as a holding company and the companies within that holding company structure will remain in place without change, except to the extent appropriate for purposes of the proposed transaction. Companies currently in existence will remain in existence after the transaction, but there will be changes in certain of those companies in connection with MIC replacing MGIC as the writer of new business:

1.
Affiliates for Regulatory Reinsurance of MIC's Business. If necessary to comply with applicable reinsurance requirements of states where MIC is licensed, MGIC will establish a reinsurance company domiciled in Wisconsin as its wholly owned, direct subsidiary (and a "sister" company to MIC) to reinsure excess coverage. Because MIC does not presently anticipate insurance coverage in excess of 50%, only one such reinsurer will initially be established.

If necessary to comply with applicable reinsurance requirements of certain other states, MIC will establish a reinsurance company domiciled in Wisconsin as its wholly owned, direct subsidiary to reinsure excess coverage.

2.
Sponsored Captive Reinsurance. MGIC Vermont, a sponsored captive organized under Vermont law and a subsidiary of MGIC, will be transferred by MGIC to MIC. All of the risk ceded over the years by MGIC to MGIC Vermont as reinsurance has, in turn, been transferred to lenders that are participants in the sponsored captive cells established by MGIC Vermont. Because MGIC Vermont in effect does not have any remaining net risk, it would become a direct subsidiary of MIC and continue the run-off of prior agreements with MGIC and lenders.

MIC will enter into new agreements to cede reinsurance to MGIC Vermont on new business written under the same captive reinsurance programs that MGIC has in place for MGIC Vermont. It is anticipated that MGIC Vermont would become a subsidiary of MIC and MIC would reinsure with it new business written on the same terms as MGIC had reinsured its business.

3.
Affiliates for Regulatory Reinsurance of MGIC's Business. MGIC's affiliates (MGIC Reinsurance Corporation, MGIC Mortgage Reinsurance Corporation, MGIC Residential Reinsurance Corporation) and MGIC's subsidiary (MGIC Reinsurance Corporation of Wisconsin) will not reinsure any new business because MGIC will not be writing new business. These reinsurance affiliates will manage the run off of the existing reinsurance ceded to them by MGIC.

F.	Management and Corporate Governance of MIC.

The officers and directors of MGIC would initially remain in those positions for MGIC after the transaction, but they also would become officers and directors of MIC in order for both companies to continue to conduct their respective businesses. The officers and directors of new reinsurance entities formed to reinsure business of MIC would be substantially the same as the officers and directors of the corresponding reinsurance entities of MGIC conducting the same type of reinsurance.

The employees of MGIC would continue to work on behalf of MGIC, but, pursuant to the Shared Resources Agreement between MGIC and MIC, also represent MIC after the proposed transaction is completed. MGIC's code of business conduct and all of its other standards and compliance requirements applicable to its employees and the conduct of its business would continue to apply to MGIC and to the business conducted by MIC. In addition, persons required to be licensed under state insurance laws to conduct business for MGIC will be similarly licensed to conduct business for MIC.

1.
Risk Management, Underwriting, Sales and Marketing, and Claims. The risk management, underwriting, sales and marketing, and claims functions performed by MGIC would continue to be performed in substantially the same manner by MGIC on behalf of MIC as currently performed by MGIC.

In addition, the underwriting guidelines and processes and premium plans and rates used by MGIC at the time it ceases writing new business will continue to be used by MIC, with the same senior management and substantially the same employees as are used by MGIC. Those guidelines and processes are described in more detail on MGIC's website (www.mgic.com) available to lender customers.

2.
Finance and Treasury Operations. The finance and treasury functions performed by MGIC would continue to be performed in substantially the same manner by MGIC on behalf of MIC. MIC's investments will be made under the guidelines and processes, and with the same outside advisors, senior management and employees, as are used by MGIC.

3.
Legal and Regulatory Operations. The legal and regulatory functions performed by MGIC would continue to be performed in substantially the same manner by MGIC on behalf of MIC and with the same outside legal counsel and independent accountants, senior management and employees, as are used by MGIC.

4.
Human Resources, Facilities, Technology and Other Business Infrastructure. As indicated above, pursuant to the Shared Resources Agreement, MIC would use the employees, information services, finance, claims, underwriting and risk management systems, offices and other business infrastructure of MGIC to conduct and support MIC's operations. There are not expected to be any significant changes in employment, facilities, use of technology or other elements of the business infrastructure of MGIC as are used by MGIC.

G.
Branding and Use of MGIC's Name. When MGIC ceases writing new business, either (a) it will change its name from "Mortgage Guaranty Insurance Corporation" to another name so that MIC can change its name and conduct its business as "Mortgage Guaranty Insurance Corporation", or (b) it will keep its name and MIC will conduct its business as "MGIC Indemnity Corporation" or change its name and conduct its business under another name that it selects. The names of MGIC's four affiliated reinsurers will be consistent with MGIC's name. Entities within the Investment holding company will continue to use their current names for the foreseeable future to retain their identification with Investment and the MGIC brand name.

H.	Conclusion.

MGIC believes that approvals from state insurance regulators and from the GSEs to permit MIC to insure mortgage loans are in the best interests of MGIC's policyholders. The reasons for MIC replacing MGIC as a writing company are technical in nature and result from the MPP and RTC requirements in state insurance statutes and regulations, but the benefit to MGIC is real and substantial. Even though MGIC has more than sufficient claims paying resources to fulfill its obligations to policyholders and to contribute capital to MIC, the value of MGIC's franchise will be maintained and as a result MGIC's policyholders will be further protected when MIC continues MGIC's business.

Moreover, the mortgage finance system will retain a mortgage guaranty insurer with experience and capital to support new lending for first time homebuyers as the economy and housing markets recover.

In this entire transaction, policyholders of MGIC will be protected by the regulatory supervision and oversight of OCI and other state insurance regulators so that MIC's business is conducted in accordance with its business plan and subject to approvals required from OCI for dividends, capital contributions, guarantees, and other transactions involving MGIC, MIC and their affiliates.

MGIC has had a long standing and mutually beneficial relationship with Fannie Mae as a qualified mortgage insurer. For more than two decades Fannie Mae has been in regular contact with MGIC on all of the important underwriting, risk management, claims, financial and other business issues affecting MGIC and housing finance; and Fannie Mae has had an opportunity to review MGIC's business practices and operations and examine all aspects of MGIC's business on a regular basis. MGIC believes that MIC meets all applicable insurer eligibility requirements and MIC looks forward to working with Fannie Mae as a mortgage guaranty insurer.

MGIC respectfully requests approval of this request for MIC to become a qualified mortgage guaranty insurer, if possible by April 22, 2009, consistent with MGIC's plans to begin seeking regulatory approvals. To the extent there are material changes to the proposed transaction or MIC's business plan, MGIC and MIC will inform Fannie Mae and, of course, obtain requisite approvals. MGIC stands ready to provide additional information and to discuss any questions that Fannie Mae may have.